Exhibit 99.1

Press Release

Chelsea Therapeutics Completes $18.2 Million Registered Direct Offering

CHARLOTTE, NC, March 5, 2010 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) announced that it completed its previously announced registered direct offering to institutional investors. The final offering of 6.7 million shares of common stock priced at $2.72 per share along with warrants to purchase approximately 2.3 million shares of its common stock was led by Venrock and resulted in gross proceeds of $18.2 million and net proceeds, after deducting the placement agents’ fees and offering expenses, of approximately $16.8 million.

Chelsea intends to use the net proceeds from the offering to fund its Phase III registration program for its lead product candidate, Northera™ (droxidopa), including the completion of its ongoing Study 301 which is expected to be completed by the third quarter 2010, to fund its Phase II trial of CH-4501 for the treatment of rheumatoid arthritis and for general corporate purposes.

Leerink Swann served as lead placement agent with Needham & Company, LLC, serving as co-placement agent in the offering. The shares were offered pursuant to Chelsea’s effective shelf registration statement previously filed with the Securities and Exchange Commission. Additional information and details with respect to the offering are included in a prospectus supplement that Chelsea filed with the Commission. The registration statement and prospectus supplement may be obtained from the Commission’s website at www.sec.gov or from Chelsea by contacting Investor Relations at (704) 973-4231. This press release does not constitute an offer to sell, nor is it a solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The securities may be offered only by means of the prospectus supplement and the related prospectus.

About Venrock

Venrock is a premier venture capital firm with offices in Palo Alto, New York, Cambridge, MA, and Israel. Originally established as the venture capital arm of the Rockefeller family, Venrock continues the eight-decade tradition of partnering with entrepreneurs to establish successful, enduring companies. Having invested $2.5 billion in nearly 450 companies resulting in more than 120 IPOs in 41 years, Venrock’s investment returns place it among the top tier venture capital firms that have achieved consistently superior performance. With a primary focus on technology, healthcare, and energy, portfolio companies have included Adify, Adnexus Therapeutics, Apple Computer, athenahealth, Centocor, Check Point Software, DoubleClick, Gilead Sciences, Idec Pharmaceuticals, Illumina, Intel, Ironwood, Millennium Pharmaceuticals, Sirna Therapeutics, StrataCom, and Vontu. For more information, please visit Venrock’s website at www.venrock.com.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases, including droxidopa, an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension, and CH-4051, a metabolically inert oral antifolate engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks relating to the use of proceeds from the registered direct offering, our need to raise additional operating capital in the future, our history of losses, risks and costs of drug development, risk of regulatory approvals, our reliance on our lead drug candidates droxidopa and CH-4051, reliance on collaborations and licenses, intellectual property risks, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder and other risks set forth in our public filings made with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K.

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Chelsea Therapeutics:
Nick Riehle	Kathryn McNeil
Chief Financial Officer	Investor/Media Relations
704-341-1516 x101	718-788-2856